VETERINARY CENTERS OF AMERICA
                            12401 WEST OLYMPIC BLVD.
                           LOS ANGELES, CA 90064-1022




November 22, 1999

Arthur J. Antin
12401 West Olympic Blvd.
Los Angeles 90064

Dear Mr. Antin:

     Upon a review of your employment agreement, the Compensation Committee of the Board of Directors of Veterinary Centers of America, Inc. has identified a clerical error in the written form of employment agreement entered into between VCA and you originally on January 1, 1994, and amended and restated on February 1, 1997 (the "Employment Agreement." In addition, would like to clarify other provisions of the agreement.

     Section 9.1.3 is hereby amended to correct the typographical error and make certain other modifications thereto to read in full as follows:

     "Severance pay in an amount equal to (x) the Base Salary Officer would have earned during the five years following the Termination Date, plus an amount equal to five times (y) (i) in the event no previous annual bonus has been paid or is payable pursuant to this Amended Agreement, 20% of Officer's Base Salary, or (ii) in the event at least one annual bonus has been paid or is payable to Officer, the greater of (x) the last annual bonus paid or payable to Officer pursuant to this Amended Agreement, or (y) the average of all annual bonuses that have been paid or are payable to Officer pursuant to this Amended Agreement.

     Further, it is noted that in certain calendar years governed by the Amended Agreement, the Company delivered to Officer shares of restricted Common Stock, in lieu of cash bonuses. It is hereby agreed that, for purposes of computing the amount of any severance or termination payment under the Agreement, such shares of restricted Common Stock shall be valued at (x) in the case of a Change of Control, the per share price paid or payable by the acquirer in the Change in Control transaction, or (y) in all other cases, at the per share fair market value of the restricted Common Stock (after taking into account any restrictions imposed thereon) on the date such shares were granted by the Company to Officer, it being agreed that the fair market value of such shares as reflected on the accounting records of the Company will be conclusive for these purposes.

Mr. Robert L. Antin
December 13, 1999
Page 2 of 2


     This execution and delivery of this letter has been expressly authorized by the Compensation Committee of the Board of Directors of VCA at a meeting held on this date.

     If the foregoing is agreeable to you, please so indicate by signing in the space provided for below.

                                   Veterinary Centers of America, Inc.



                                   By: /S/ JOHN CHICKERING
                                      --------------------------------

                                   John Chickering
                                   Director and authorized signer


ACCEPTED AND AGREED TO;



By:  ARTHUR J. ANTIN
    -------------------
      Arthur J. Antin